UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

Dresser-Rand Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32586	20-1780492
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

10205 Westheimer Road, Houston, Texas	77042
112 Avenue Kleber, Paris, France	75784
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(713) 354-6100 (Houston)
+33 156 267171 (Paris)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 3, 2011, Dresser-Rand Group Inc. entered into a definitive share purchase agreement (the “Agreement”) with Grupo Guascor S.L., a Spanish Sociedad Limitada (“GG”), and its shareholders (the “GG Shareholders”) to purchase all of the issued and outstanding shares of the capital stock of GG for total consideration of approximately $690 million, payable through a mix of Dresser-Rand stock, cash and assumption of GG debt.

Under the terms of the Agreement, at closing we will pay the GG Shareholders approximately five million shares of our common stock (the “Shares”) and approximately $283 million in cash in exchange for 100% of the capital stock of GG.  Additionally, we will assume approximately $172 million of net debt of GG.  If closing occurs, we will place approximately $41.4 million of cash consideration into escrow pursuant to an escrow agreement to serve as partial security for our benefit (a) against any post-closing adjustments for net debt (as such term is used in the Agreement), and (b) the indemnifications afforded to us by the Agr eement.  Upon closing and under the terms of the Agreement we will also enter into a registration rights agreement with the GG Shareholders through which we will agree to register the Shares with the U.S. Securities and Exchange Commission and facilitate the GG Shareholders’ re-sale of the Shares.  The Agreement, the escrow agreement, the registration rights agreement and the other ancillary agreements referenced in the Agreement are collectively referred to as the “Transaction Documents.”  In addition, as of the closing date, Joseba Grajales, Chairman and principal owner of GG, will be appointed as an Advisory Director of Dresser-Rand Group Inc.

The closing of the transaction is currently planned to occur in the second quarter of 2011.  The closing is subject to, among others, the parties meeting the closing conditions set forth in the Agreement as well as the receipt of authorizations by The Office of Foreign Assets Control of the U.S. Department of the Treasury and clearance under applicable anti-trust or merger control law, which may not be satisfactorily obtained.  The Transaction Documents contain terms customary for transactions of this type as well as terms specific to this acquisition, including representations, warranties, covenants, conditions precedent to closing, indemnities and other remedies, termination rights and, as mentioned above, post-closing adjustments for net debt.  There are representations, warranties and disclosures conta ined in the Transaction Documents that were made by the parties to each other as of specific dates and to evidence their agreement on various issues.  The assertions and other statements or disclosures embodied in these representations, warranties and disclosures were made solely for purposes of the Transaction Documents and may be subject to important qualifications and limitations or other factors agreed to by the parties in connection with negotiating the terms of this acquisition.  Moreover, certain of these representations, warranties and disclosures may not be accurate and complete as of any specified date because they may be subject to contractual standards of materiality that differ from standards generally applicable to investors and have been used to allocate risk among the parties rather than to establish matters as facts or otherwise.  Based on the foregoing, you should not rely on the representations, warranties and disclosures included in the Transaction Documents as statements of factual information.

A copy of the Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  The foregoing summary of the Agreement is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.

Item 3.02  Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.  In the offering and sale of the Shares to the GG Shareholders, we relied on the exemption from registration available for transactions by issuers not involving any public offering under Section 4(2) of the U.S. Securities Act of 1933, as amended.

Item 7.01  Regulation FD Disclosure.

On March 3, 2011, we issued a news release announcing the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

On March 7, 2011, following the news release and the filing of this Current Report on Form 8−K, we will host a conference call and webcast to discuss the acquisition at 9:00 a.m. Eastern Time, which will be open to the public.  Investors may access the live presentation at www.dresser-rand.com.  Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to 10 minutes prior to the scheduled start time.  A replay of the webcast will be available from 12:00 (noon) Eastern Time on March 7, 2011, through 11:59 p.m. Eastern Time on March 14, 2011.  Investors may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S. and referencing conference ID 49245005.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Share Purchase Agreement by and among Dresser-Rand Group Inc., Grupo Guascor S.L. and the shareholders of Grupo Guascor S.L. dated March 3, 2011.

99.1	Press release dated March 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER-RAND GROUP INC
(Registrant)

Date: March 3, 2011	By:	/s/ Mark E. Baldwin
Mark E. Baldwin
Executive Vice President and Chief Financial Officer